SCHEDULE 14A
                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934


Filed by the Registrant   [x]
Filed by a Party other than the Registrant[ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
          (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       FIRST WASHINGTON REALTY TRUST, INC.
               (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[  ] $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1),  or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.
[  ] $500 per each party to the  controversy  pursuant  to  Exchange  Act Rule
     14a-6 (i)(3).
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:1

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:

                [LETTERHEAD FIRST WASHINGTON REALTY TRUST, INC.]



                                                   April 8, 1998




Dear Stockholder:

         You are cordially invited to attend our annual meeting of Stockholders, which will be held this year at The Hyatt Regency-Bethesda, One Bethesda Metro Center, Bethesda, Maryland, on Friday, May 8, 1998, at 11:00 a.m. (EDT). On the following pages you will find the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

         Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. Accordingly, please date, sign and return the enclosed proxy card promptly.


                                                 Sincerely,



                                                 /s/ Stuart D.Halpert
                                                 -------------------------------
                                                 Stuart D. Halpert
                                                 Chairman of the Board

                       FIRST WASHINGTON REALTY TRUST, INC.

                        4350 East-West Highway, Suite 400
                            Bethesda, Maryland 20814

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of First Washington Realty Trust, Inc.:

         Notice is hereby given that the Annual Meeting of the Stockholders of FIRST WASHINGTON REALTY TRUST, INC., a Maryland corporation (the "Company"), will be held at The Hyatt Regency - Bethesda, One Bethesda Metro Center, Bethesda, Maryland, on Friday, May 8, 1998, at 11:00 a.m. (EDT), for the following purposes:

          1. To elect two Directors to serve for a three-year term and until their successors are elected and qualify.

          2. To consider and vote upon amendments to the Company's Stock Option Plan in order to (i) increase the number of shares of Common Stock available for issuance thereunder to officers, directors and key employees, and (ii) permit discretionary option grants to Independent Directors each year.

          3. To consider and vote upon an amendment to the Company's Restricted Stock Plan in order to increase the number of shares available for issuance thereunder to officers and employees.

          4. To consider and vote upon  amendments  to the  existing  Contingent
     Stock Agreements with senior management to provide for additional quantitative performance standards for contingent grants of shares thereunder in calendar year 2001 and thereafter.

          5. To consider and vote upon amendments to the current annual incentive bonus program for senior management in order to extend such program and provide for additional quantitative performance standards thereunder.

          6. To consider and vote upon ratification of the appointment of Coopers & Lybrand, L.L.P. to serve as independent auditors for the Company for the calendar year ending December 31, 1998.

          7. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on March 31, 1998 as the record date for determining stockholders of record entitled to notice of and to vote at the Annual Meeting.

         Accompanying this Notice is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

         All stockholders are cordially invited to attend the meeting.



                                        BY ORDER OF THE BOARD OF DIRECTORS,

                                        /s/  Jeffrey S. Distenfeld
                                        -----------------------------------
                                        JEFFREY S. DISTENFELD
                                        Senior Vice President and Secretary

Bethesda, Maryland
April 8, 1998

                       FIRST WASHINGTON REALTY TRUST, INC.
                        4350 East-West Highway, Suite 400
                            Bethesda, Maryland 20814

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                   May 8, 1998

         The enclosed Proxy is solicited by the Board of Directors of First Washington Realty Trust, Inc., a Maryland corporation (the "Company"), in connection with the Annual Meeting of Stockholders to be held at 11:00 a.m.
(EDT) on May 8, 1998, at The Hyatt Regency - Bethesda, One Bethesda Metro Center, Bethesda, Maryland 20814 (the "Annual Meeting"), and at any adjournment or postponement thereof.

         The Proxy is revocable at any time before its exercise by written notice of revocation to the Secretary of the Company at its principal office, by executing and returning another proxy bearing a later date or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy. Execution of a Proxy will not affect your right to attend the Annual Meeting and to vote in person. Unless the accompanying Proxy has been previously revoked, the shares represented by the Proxy will, unless otherwise directed, be voted at the Annual Meeting for the nominees named below for election as Directors and for all other proposals described in this Proxy Statement and in the discretion of the proxy holder(s) on any other matters coming before the Annual Meeting or any postponement or adjournment thereof. Votes cast by Proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. Any valid and properly executed but otherwise unmarked Proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and nominees of the Board of Directors, as indicated in the accompanying Proxy card.

         The costs of solicitation of Proxies will be borne by the Company. In addition to soliciting Proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit Proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals and that the Company will reimburse such persons' out-of-pocket expenses.

         This Proxy Statement and the accompanying form of Proxy and the 1997 Annual Report are first being mailed to stockholders on or about April 8, 1998. The Company's 1997 Annual Report to its stockholders is also enclosed and should be read in conjunction with the matters set forth herein. See "Annual Report."

         Only holders of record of the Company's Common Stock, $.01 par value per share (the "Common Stock"), as of the close of business on March 31, 1998, are entitled to notice of and to vote at the Annual Meeting. At the close of business on March 31, 1998, there were outstanding 7,388,718 shares of the Company's Common Stock, which constitute all of the outstanding voting securities of the Company, each of which is entitled to one vote on each of the matters to be presented to the stockholders at the meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         The  Board of  Directors  currently  consists  of the  following  seven
Directors: Stuart D. Halpert, William J. Wolfe, Lester Zimmerman, Stanley T. Burns, Matthew J. Hart, William M. Russell and Heywood Wilansky. Pursuant to the Company's charter, the Directors are divided into three classes. The terms of Directors Lester Zimmerman and William M. Russell expire at the Annual Meeting, while the terms of the remaining Directors expire in 1999 or 2000.

         Messrs. Zimmerman and Russell have been nominated and recommended for election to serve as Directors for a term of three years and until their respective successors are duly elected and qualify. Messrs. Zimmerman and Russell have advised the Board of Directors that they are able and willing to serve as Directors. If, for any reason, any of them shall become unavailable for election, an event that the Company does not anticipate, the individuals named in the enclosed Proxy may exercise their discretion to vote for any substitute nominee or nominees. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

Vote Required; Recommendation of the Board of Directors

         A plurality of all the votes cast at the Annual Meeting by the holders of shares of Common Stock present or represented by proxy, assuming a quorum is present, will be sufficient to elect a nominee as a Director. For purposes of the election of Directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. The Board of Directors unanimously recommends a vote FOR the nominees set forth above. Proxies solicited by the Company will be so voted unless stockholders specify otherwise on the accompanying Proxy.

                         BOARD OF DIRECTORS AND OFFICERS

         The nominees for election as Directors of the Company, the executive officers of the Company and the other persons whose terms as Directors continue after the Annual Meeting, and their principal occupations for the past five years or more, their ages, their positions and offices with the Company and information as to their terms as Directors as of March 31, 1998, are as follows:


         Name              Age      Director Since   Term Expires           Position
         ----              ---      --------------   ------------           --------
Stuart D. Halpert. . . . . 55            1994            2000        Chairman of the Board of Directors
William J. Wolfe . . . . . 45            1994            1999        President, Chief Executive Officer
                                                                      and Director
Lester Zimmerman . . . . . 48            1994            1998        Executive Vice President and Director
Stanley T. Burns . . . . . 53            1994            2000        Director
Matthew J. Hart  . . . . . 45            1994            1999        Director
William M. Russell . . . . 61            1994            1998        Director
Heywood Wilansky . . . .   50            1994            2000        Director
James G. Blumenthal . . .  41                                        Executive Vice President and Chief
                                                                     Financial Officer
Jeffrey S. Distenfeld . .  43                                        Senior Vice President, Secretary and
                                                                     General Counsel
James G. Pounds . . . . .  42                                        Senior Vice President

         Stuart D. Halpert. Mr. Halpert is the Chairman of the Board of Directors of the Company. He co-founded First Washington Management, Inc.
("FWM"), a predecessor business to the Company, in 1983 and has been its Chairman from its inception. He has been involved in the real estate industry for over 20 years. Mr. Halpert is actively involved with all aspects of the Company's business, including its work with the capital market, acquisitions, asset management, and third-party services. He shares overall responsibility for the Company's day-to-day operations with Mr. Wolfe. Prior to the formation of FWM, Mr. Halpert was a practicing attorney specializing in real estate transactions and banking matters. Prior to entering private practice, Mr.
Halpert served as Counsel to the House Banking Committee, U.S. Congress. Mr. Halpert is a past member of the Board of Directors of the District of Columbia National Bank and the National Bank of Commerce. He has been nominated to become a member of the Board of Directors of ElderTrust, a publicly-traded real estate investment trust. Mr. Halpert is a member of the International Council of Shopping Centers. He received his Bachelor's Degree from Brown University and his Juris Doctor Degree from The George Washington University Law School.

         William J. Wolfe. Mr. Wolfe is the President and Chief Executive Officer of the Company. He is also the President, Chief Executive Officer and co-founder of FWM and has been its President from its inception. Mr. Wolfe shares overall responsibility for the Company's day-to-day operations with Mr. Halpert, and is actively involved in all aspects of the Company's business, including acquisition, development, leasing and management of the Company's retail properties. Prior to co-founding the Company's predecessor, from 1979 to 1982, Mr. Wolfe was a principal in a commercial real estate firm in the Washington, D.C. metropolian area. Prior to entering the real estate business, Mr. Wolfe served in the Executive Office of the President of the United States. Mr. Wolfe is a member of the International Council of Shopping Centers, and is a past member of the Board of Directors of the National Bank of Commerce. He received his Bachelor's Degree from Clark University and his Master's Degree from Harvard University.

         Lester Zimmerman. Mr. Zimmerman is an Executive Vice President of the Company and co-founder of the Company's predecessor and has primary responsibility for the brokerage activities of the Company. He has over 18 years of experience in the acquisition, management and disposition of commercial properties. Mr. Zimmerman is a member of the National Multi-Housing Council, the National Association of Real Estate Investment Trusts and the National Housing and Rehabilitation Association. Prior to joining the Company's predecessor, Mr. Zimmerman was an executive with the Xerox Corporation in Washington, D.C. and Sydney, Australia. Mr. Zimmerman received his Bachelor's Degree from the College of William and Mary.

         Stanley T. Burns. Mr. Burns is the principal of The Calloway Group, a consulting firm specializing in business strategy and finance. Mr. Burns is the former President and Chief Executive Officer of United Savings Bank of Virginia, and served for over 22 years with Chase Manhattan Bank, N.A. and affiliates. In 1985, Mr. Burns negotiated the acquisition of three banks in Maryland on behalf of the Chase Manhattan Corporation, which banks were then merged to form Chase Bank of Maryland, where he served as President and Chief Executive Officer until 1988. He is the author of Exceeding Expectations: The Story of Enterprise Rent-A-Car, co-author of Educating Managers, and he currently serves on the faculty of The Johns Hopkins University. He received his Bachelor's Degree from Duke University and a Master's Degree from The Johns Hopkins University.

         Matthew J. Hart. Mr. Hart is the Executive Vice President and Chief Financial Officer of Hilton Hotels Corporation. Mr. Hart is primarily responsible for Hilton's corporate finance and development activities. Prior to joining Hilton, Mr. Hart was Senior Vice President and Treasurer of the Walt Disney Company. Prior to joining Disney, Mr. Hart was Executive Vice President and Chief Financial Officer of Host Marriott Corporation (formerly known as Marriott Corporation). Before joining Marriott Corporation, Mr. Hart had been a lending officer with Bankers Trust Company in New York. Mr. Hart received his Bachelor's Degree from Vanderbilt University and a Master's of Business Administration from Columbia University. He is also a member of the Board of Directors of Kilroy Realty Corporation, an office property REIT based in El Segundo, California.

         William M. Russell. Mr. Russell is the Senior Real Estate Advisor of Aetna, Inc. Prior to his current position, Mr. Russell was chairman of the Real Estate and Mortgage Investment Committee of the Aetna Life & Casualty Companies. Over the term of his association with Aetna, Mr. Russell held senior positions in virtually every area of its real estate operations, including supervising Aetna's $23 billion mortgage portfolio and serving as past president of Aetna Property Services, a subsidiary engaged in the on-site management of Aetna-owned properties, and acting as former chairman of AE Properties, Inc., a subsidiary engaged in real estate development. Mr. Russell is a member of the Board of Directors and past president of the Connecticut Housing Investment Fund. Mr. Russell was the Governor's appointee to the Connecticut Blue Ribbon Commission on Housing and he is co-chairman of the Hartford Downtown Development Task Force.

         Heywood Wilansky. Mr. Wilansky is the President, Chief Executive Officer and a Director of The Bon-Ton Stores, Inc., a retail department store chain. Prior to joining his current position in August, 1995, Mr. Wilansky was the president and chief executive officer of Foley's Department Store, a 50-store division of May Department Stores Company. Mr. Wilansky is the former president and chief executive officer of Filene's Department Store and the former executive vice president for merchandising of Lord & Taylor. Prior to that, Mr. Wilansky held various positions with Hecht's Department Store of Washington, D.C., most recently serving as senior vice president and general merchandise manager. Mr. Wilansky received his Bachelor's Degree from Canaan College.

         James G. Blumenthal. Mr. Blumenthal is an Executive Vice President and the Chief Financial Officer of the Company. Mr. Blumenthal joined FWM in 1986 and has served in a variety of positions, including Senior Asset Manager and Director of Acquisitions. He has responsibility for accounting and financial reporting for the Company. Prior to joining FWM, Mr. Blumenthal was a practicing CPA with Grant Thornton, a national accounting firm. He is a member of the American Institute of Certified Public Accountants. Mr. Blumenthal received his Bachelor's Degree from The George Washington University and his Master's of Science in Taxation from The American University.

         Jeffrey S. Distenfeld. Mr. Distenfeld is a Senior Vice President, Secretary and General Counsel of the Company. He joined FWM in 1989 and is responsible for all legal matters. Prior to joining FWM, Mr. Distenfeld was a partner with the law firm of Lane and Edson, P.C., where he specialized in commercial real estate and financing transactions. He is a member of the bar of, and qualified to practice in, Maryland, Virginia and the District of Columbia. Mr. Distenfeld received his Bachelor's Degree from The George Washington University and his Juris Doctor Degree from the University of Virginia School of Law.

         James G. Pounds. Mr. Pounds is a Senior Vice President of the Company and has responsibility for its redevelopment and renovation activities, as well as its third-party management business. He joined FWM in 1988 and has had a variety of responsibilities, including construction management and supervision of expansion and renovation projects. Prior to joining FWM, Mr. Pounds was a vice president of T.F. Stone, a real estate development firm, where he was responsible for the development and construction of a variety of commercial and multifamily projects. Prior to that, he was a project manager with HKS, Inc., an architectural firm, where he was responsible for development and construction of commercial office properties. Mr. Pounds received his Bachelor's Degree in Engineering from the University of Kansas and Master's of Business Administration and Master's of Architecture from the University of Illinois.

Committees of the Board of Directors; Meetings

         The Board of Directors held nine meetings during the year ending December 31, 1997. For that year, no nominee for Director who served as a Director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and committees on which he served. The Board of Directors has established the following standing committees: Audit Committee and Compensation Committee. There is no standing Nominating Committee. The Board of Directors has delegated certain functions to the following standing committees of the Board:

         Audit Committee. The Audit Committee consists of four Directors, all of whom are independent of the Company's management ("Independent Directors"). Messrs. Hart, Burns, Russell and Wilansky are the current members of the Audit Committee, and Mr. Hart is the Chairman of the Audit Committee. The Audit Committee was established to make recommendations concerning the engagement of independent public accountants, review with independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent accountants, review the independence of the independent accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee met two times during the year ending December 31, 1997.

         Compensation Committee. The Compensation Committee consists of four Directors, all of whom are Independent Directors. Messrs. Burns, Hart, Russell and Wilansky are the current members of the Compensation Committee, and Mr. Burns is the Chairman of the Compensation Committee. The Compensation Committee determines compensation for the Company's executive officers, administers the granting of stock options and administers the Company's stock option plan and restricted stock plan. The Compensation Committee met two times during the year ending December 31, 1997.

Directors' Compensation

         Independent Directors receive a retainer of $18,000 per annum. In addition, the Chairman of each Committee is paid $1,000 for each meeting which he attends and chairs. Each Independent Director also is reimbursed for expenses incurred in attending meetings. Under the Stock Option Plan, each Independent Director receives, upon initial election to the Board of Directors, an option to purchase 2,500 shares of the Company's Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the grant date. Pursuant to an amendment to the Stock Option Plan, and subject to stockholder approval thereof as provided herein, the Board of Directors has discretion to make annual grants of options to each Independent Director for up to 5,000 shares of Common Stock on the first day of the next calendar month following the annual meeting of stockholders (at an exercise price equal to the fair market value of a share of Common Stock on the date of grant). In accordance with this amendment, and subject to such stockholder approval, the Board granted each Independent Director serving on June 1, 1997 an option to purchase 4,000 shares of stock at an exercise price of $24.00 per share. Employees of the Company who are Directors are not paid Director fees nor do they receive options for their service as Directors of the Company.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of March 31, 1998, the Company had approximately 5,000 beneficial holders of Common Stock. The following table sets forth information regarding beneficial ownership of the shares of Common Stock as of such date by (i) the Company's Chief Executive Officer and each of the other four most highly compensated executive officers (collectively, the "Named Executive Officers"),
(ii) each Director of the Company, (iii) the Company's officers and Directors as a group and (iv) all persons known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the business address for each of the individuals listed below is c/o First Washington Realty Trust, Inc., 4350 East-West Highway, Suite 400, Bethesda, Maryland 20814.


                                                           Shares Beneficially Owned
                                              -----------------------------------------------
                                              Amount and Nature of
Name of Beneficial Owner                      Beneficial Ownership (1)   Percent of Class (2)
------------------------                      ------------------------   --------------------
Stuart D. Halpert (3) (4)...................         344,395                    4.6%
William J. Wolfe (3) (4)....................         344,395                    4.6%
Lester Zimmerman............................          93,971                    1.3%
Jeffrey S. Distenfeld (3) (4)...............          20,526                      *
James G. Blumenthal (3) (4).................          20,526                      *
Stanley T. Burns (5)........................           3,833                      *
Matthew J. Hart (5).........................           7,833                      *
William M. Russell (5)......................           4,833                      *
Heywood Wilansky (5)........................           3,833                      *

All executive officers and directors as a
group (10 persons)..........................         864,668                   11.1%

Farallon Capital
Management, L.L.C. and
Farallon Partners, L.L.C. (6)(7)............         643,846                    8.7%
One Maritime Plaza, Suite 1325
San Francisco, CA 94111

T. Rowe Price Associates, Inc. (8)(9).......         472,000                    6.4%
100 East Pratt Street
Baltimore, MD  21202

J.P. Morgan & Co. Incorporated (10)(11).....         399,343                    5.4%
60 Wall Street
New York, NY  10260

-------------

*    = less than 1%

(1) Includes shares of Common Stock issuable upon conversion of partnership units ("Common Units") in First Washington Realty Limited Partnership (the "Operating Partnership") which are convertible within 60 days. As of March 31, 1998, Common Units owned by the Named Executive Officers was as follows: Stuart D. Halpert - 3,198, William J. Wolfe - 3,198 , Lester Zimmerman - 2,318, Jeffrey S. Distenfeld - 3,077 and James G. Blumenthal - 3,077.

(2) Based on 7,388,718 shares of Common Stock outstanding as of March 31, 1998, plus the shares of Common Stock issuable upon conversion of all Common Units and the options to purchase shares of Common Stock (which are exercisable within 60 days) held by such beneficial owner.

(3) Includes options to purchase shares of Common Stock (which are exercisable within 60 days) as follows: Stuart D. Halpert - 157,141, William J. Wolfe - 157,141, Jeffrey S. Distenfeld - 7,796 and James G. Blumenthal - 7,796.

(4) Includes restricted shares of Common Stock (not vested) held by Stuart D. Halpert - 27,550, William J. Wolfe - 27,550, Jeffrey S. Distenfeld - 6,268 and James G. Blumenthal - 6,268.

(5) Includes options to purchase 3,833 shares of Common Stock (which are exercisable within 60 days). For Mr. Russell only, it includes an option to purchase 1,333 shares of Common Stock (which are exercisable within 60 days) since he has exercised his option to purchase the 2,500 shares available under his initial option.

(6) Reflects beneficial ownership as of December 31, 1997, as reported to the Company by Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C.

(7) Consists of 196,054 shares held by Farallon Capital Partners, L.P., 179,060 shares held by Farallon Capital Institutional Partners, L.P., 42,107 shares held by Tinicum Partners, L.P., 185,803 shares held by Farallon Capital Institutional Partners II, L.P., and 16,122 shares held by Farallon Capital Institutional Partners III, L.P. Each of the foregoing entities are separate partnerships of which Farallon Partners, L.L.C. is the general partner. Additionally, 24,000 shares are held by discretionary accounts managed by Farallon Capital Management, L.L.C. and 700 shares held by the minor children of Jason Fish. Farallon Partners, L.L.C. and Farallon Capital Management, L.L.C. disclaim beneficial ownership over all of the foregoing shares, and all of the above-mentioned entities disclaim group attribution.

(8) Reflects beneficial ownership as of December 31, 1997, as reported to the Company on Schedule 13G filed in February, 1998.

(9) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(10) Reflects beneficial ownership as of December 31, 1997, as reported to the Company on Schedule 13G filed in February, 1998.

(11) Consists of 399,343 shares held by various entities and/or funds managed by J.P. Morgan & Co. Incorporated. No one entity/fund has beneficial ownership over shares constituting more than five percent (5%) of a class.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

               The Named Executive Officers are employed and compensated by both the Company and FWM. The Company believes that the effective allocation of such executives' compensation as among such entities reflects the services provided by such executives with respect to each entity. The following table shows, for the fiscal year ending December 31, 1995, December 31, 1996 and December 31, 1997, respectively, the compensation paid by the Company and FWM to the Named Executive Officers.

                                                Annual                                     Long-Term
                                             Compensation                             Compensation  Awards
                                        ---------------------     -----------------------------------------------------------
                                                                  Securities                                            All
                                                                    Under-                                             Other
                                                                     lying               Restricted    Contingent     Compen-
                                                        Bonus       Options     Stock       Stock        Stock        sation
Principal Position            Year (1)  Salary ($)(2)    ($)        (#)(3)    Grants (4)  Grants (5)    Grants (6)      ($)
------------------            --------  -------------   -----       ------    ----------  ----------    ----------    -------
William J. Wolfe ............   1997      $250,000    $125,000      32,000      47,380       4,750       5,000          --
President and Chief .........   1996      $221,500    $ 77,500          --          --      39,200          --          --
  Executive Officer .........   1995      $190,000    $ 50,000          --      22,417          --          --          --

Stuart D. Halpert ...........   1997      $250,000    $125,000      32,000      47,380       4,750       5,000          --
Chairman of .................   1996      $221,500    $ 77,500          --          --      39,200          --          --
  the Board .................   1995      $190,000    $ 50,000          --      22,417          --          --          --

Lester Zimmerman ............   1997      $149,975          --          --      38,574          --          --          --
Executive Vice ..............   1996      $111,548          --          --          --          --          --     116,278(7)
  President .................   1995      $111,548          --          --      14,140          --          --     217,442(7)

Jeffrey S. Distenfeld .......   1997      $155,000    $ 15,000       8,000          --       5,128          --          --
Senior Vice President .......   1996      $148,100          --          --          --       1,960          --          --
  and General Counsel .......   1995      $126,548          --          --       2,564          --          --          --

James G.Blumenthal ..........   1997      $145,000    $ 25,000       8,000          --       5,128          --          --
Executive Vice ..............   1996      $130,400          --          --          --       1,960          --          --
  President and Chief .......   1995      $115,000          --          --       2,564          --          --          --
  Financial Officer

-------------

(1) The Company paid advisory, leasing and management fees to FWM of approximately $3,687,000 in 1997. Certain of the Named Executive Officers have certain ownership interests in FWM. See "Certain Relationships and Related Transactions."

(2)  Includes  compensation  that was deferred  pursuant to the Company's 401(k)
     Plan.

(3) Represents options which were granted under the Company's Stock Option Plan at an exercise price equal to $24.00 per share (the per share price of Common Stock on the date granted) for the 1997 options.

(4) Awarded to Messrs. Halpert and Wolfe (or their designees) on the first and third anniversaries of the June 1994 Offering based upon the Company's attainment of certain specified performance objectives. See -- "Employment Agreements."

(5) Awarded under the Company's Restricted Stock Plan. See -- "Employment Agreements."

(6) Awarded to Messrs. Halpert and Wolfe pursuant to their 1996 Contingent Stock Agreements based upon the Company's attainment of certain specified performance objectives for fiscal year 1997. See -- "Employment Agreements."

(7) Mr. Zimmerman, in his capacity as a licensed real estate broker, received such amount as sales commissions in connection with the sale of properties for third-party owners. Mr. Zimmerman receives a share of sales commissions which exceed a predetermined threshold amount.

Stock Option Grants Table

         The following table provides information concerning the grant of stock options to the Named Executive Officers for the fiscal year ending December 31, 1997 under the Stock Option Plan. The Company does not have any outstanding stock appreciation rights.

                                                                                                              Potential Realizable
                                                                                                            Value at Assessed Annual
                                                                                                                 Rates of Stock
                                                                                                              Price Appreciation
                                              Individual Grants                                                for Option Term
---------------------------------------------------------------------------------------------------       --------------------------
                                     Number of        % of Total
                                    Securities          Options
                                    Underlying         Granted to
                                      Options          Employees in   Exercise or Base  Expiration
Name                                  Granted          Fiscal Year      Price ($/Sh)       Date            5%($)(2)        10%($)(2)
----                                  -------          -----------      ------------       ----            --------        ---------
Stuart D. Halpert .................  32,000(1)            22.0%           $24.00        06/01/2007         $547,500       $1,231,500
William J. Wolfe ..................  32,000(1)            22.0%           $24.00        06/01/2007          547,500        1,231,500
Jeffrey S. Distenfeld .............   8,000(1)             5.5%           $24.00        06/01/2007          137,000          308,000
James G. Blumenthal ...............   8,000(1)             5.5%           $24.00        06/01/2007          137,000          308,000

-------------

(1)  These  options  are  exercisable   according  to  the  following  schedule:
     one-third of such options vest on each of the first, second and third anniversary dates of the date of grant (June 1, 1997). The exercise price of the options is $24.00 (the market price on the date of grant).

(2) The total value of all outstanding shares of the Common Stock, based on the fair market value per share of Common Stock on March 26, 1997 of $26.50 per share, was approximately $195.8 Million. If the Common Stock appreciated at the 5% and 10% compounded annual rates assumed in the table, the value of Common Stock held by all stockholders would have increased by approximately $107.9 Million and $265.8 Million, respectively, by the June 1, 2007 expiration date of most of these options. There can be no assurance that such increases in value will occur.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

         The following table sets forth information related to the exercise of stock options during the year ended December 31, 1997 by each of the Named Executive Officers and the 1997 fiscal year-end value of unexercised options.


                                                                       Number of
                                                                       Securities                Value of
                                                                       Underlying              Unexercised
                                                                       Unexercised            In-the-Money
                                                                       Options at              Options at
                                                                       FY-End (#)             FY-End ($)(1)
                                                                     -------------            -------------
                           Shares Acquired           Value            Exercisable/             Exercisable/
Name                       on Exercise (#)        Realized ($)       Unexercisable            Unexercisable
----                       -----------------      ------------       -------------            -------------
Stuart D. Halpert              N/A                   N/A            146,475/32,000         $1,171,800/$112,000
William J. Wolfe               N/A                   N/A            146,475/32,000         $1,171,800/$112,000
Jeffrey S. Distenfeld          N/A                   N/A               5,130/8,000             $41,040/$28,000
James G. Blumenthal            N/A                   N/A               5,130/8,000             $41,040/$28,000

-------------

(1) Represents the difference between the fair market value of the Common Stock on December 31, 1997 and the exercise price of the options.

Employment Agreements

         Messrs. Halpert and Wolfe currently serve under employment agreements with the Company which expire June 30, 1999 and December 31, 1999, respectively. In order to maintain continuity of management and secure continued executive leadership, the Compensation Committee has recommended, and the Board has approved, amendments to the employment agreements, effective March 1998 (the "Amended Employment Agreements") in order to extend the expiration dates and to provide for the other terms and conditions discussed herein. See -- "Compensation Committee Report." The term of Mr. Wolfe's Amended Employment Agreement will now continue until June 30, 2002 and the term of Mr. Halpert's Amended Employment Agreement will now continue until December 31, 2002. The employment agreements provide that for a period of 18 months following the period each is an officer of the Company, Messrs. Halpert and Wolfe will not be employed or otherwise involved in any business engaged in the acquisition, development, management or operation of principally retail shopping centers within 25 miles of a shopping center in the Company's portfolio at the time of such executive's termination of employment.

         The employment agreements provide that, under certain circumstances, Messrs. Halpert and Wolfe shall receive a severance benefit equal to the greater of (a) 200% of the sum of (x) the employee's annual base salary at the time of such termination plus (y) the average annual bonus paid to the employee during the employment term, or (b) the sum of (x) the aggregate amount of annual base salary that would have been paid through the scheduled expiration of the term of the employment agreement plus (y) the average annual bonus paid to the employee during the employment term, annualized from the time of such termination through the end of the employment term. If Mr. Halpert or Mr. Wolfe is terminated prior to the expiration of his employment agreement, he shall continue to receive medical benefits until the date his term of employment otherwise would have expired.

         Under the current employment agreements in effect prior to the March 1998 amendments (the "Current Employment Agreements"), 200,000 shares of Common Stock (the "Contingent Shares") were reserved for issuance to Messrs. Halpert and Wolfe (or their designees), based upon the achievement of certain specified performance objectives during the period beginning June 27, 1994 and ending June 27, 1997. As of July 1, 1997, the Company had issued all of the Contingent Shares which were issuable to Messrs. Halpert and Wolfe and their designees. Specifically, Messrs. Halpert and Wolfe each received 69,797 shares of Common Stock, Lester Zimmerman received 52,714 shares of Common Stock, and Jeffrey S. Distenfeld, James G. Blumenthal and James G. Pounds each received 2,564 shares of Common Stock.

         The Current Employment Agreements also provided for grants to each of Messrs. Halpert and Wolfe of 39,200 shares of Restricted Stock pursuant to the Restricted Stock Plan, and 30,000 shares of Contingent Stock pursuant to separate Contingent Stock Agreements (the "1996 Contingent Stock Agreements"). Such shares of Restricted Stock are subject to vesting based on continued employment and such shares of Contingent Stock are subject to grant only if specified performance targets are met. As of March 31, 1998, 16,400 shares of Restricted Stock had fully vested as to each of Messrs. Halpert and Wolfe and 5,000 shares of Contingent Stock had been issued to each of Messrs. Halpert and Wolfe.

         Each of the Amended Employment Agreements provides for an annual base salary in the amount of $300,000 for calendar year 1998, subject to increase as determined by the Compensation Committee; provided, however, that the annual base salary of each shall increase to $400,000 as of January 1, 2000. Prior to 1998, the employment agreements also contained provisions for annual incentive bonuses based on performance criteria. The target bonus for each of Messrs. Halpert and Wolfe was 50% of base salary, up to a maximum of 100%. (See "Compensation Committee Report.") As part of the March 1998 amendments to the employment agreements, the Board has structured the bonus component of such agreements to qualify as performance-based compensation pursuant to Code Section 162(m) for the remainder of the employment term (as extended) beginning January 1, 1999, so that bonus payments made for periods thereafter will be fully deductible for federal income tax purposes. (See Proposal 5 herein.)

         The Amended Employment Agreements also provide for the grant on January 1, 2000 to each of Messrs. Halpert and Wolfe of options to purchase 250,000 shares of Common Stock, at an exercise price equal to the fair market value of a share of Common Stock on January 1, 2000 (provided the executive remains employed by the Company on such date). The stock options shall be exercisable until January 1, 2010, and, subject to the executive's continued employment with the Company, shall become exercisable in accordance with the following schedule: one-third of such options become exercisable on January 1 of each of years 2001, 2002 and 2003. In the event of termination of employment under specified circumstances, including by the Company without cause or good reason or upon a change in control (each as defined in the employment agreements), all of the executive's options shall be immediately exercisable in full.

         The Amended Employment Agreements further provide for awards to each of Messrs. Halpert and Wolfe of 150,000 shares of Restricted Stock on January 1, 2000 under the Company's Restricted Stock Plan, which awards are subject to vesting over the three-year period thereafter. (See Proposal 3 herein.)

         Consistent with the provisions of the Current Employment Agreements, the Board has approved, subject to stockholder approval as described herein, future performance-based Contingent Stock Awards of up to 25,000 shares of Common Stock to each of Messrs. Halpert and Wolfe on each of March 31, 2001, 2002 and 2003, based on the Company's attainment of performance goals during the preceding fiscal year. (See Proposal 4 herein.)

Stock Performance Graph

         The following stock performance graph compares the Company's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax-qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market. Stock price performance for the past year is not necessarily indicative of future results. All stock price performance includes the reinvestment of dividends.







                             [graph to be inserted]

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee was established in November, 1994 and consists of Mr. Burns (Chairman), Mr. Hart, Mr. Russell and Mr. Wilansky, none of whom is or has been an officer or employee of the Company. For a description of the background of each of these individuals, see "Board of Directors and Officers." To the Company's knowledge, there were no interrelationships involving members of the Compensation Committee or other directors of the Company requiring disclosures in this Proxy Statement.

                          COMPENSATION COMMITTEE REPORT

         The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         General. The Company's compensation and benefit practices for employees are established and governed by the Compensation Committee, which is comprised entirely of Independent Directors who are not eligible to participate in the compensation plans which they administer. The Compensation Committee establishes the general compensation policy of the Company, approves compensation of the senior executive officers of the Company and administers the Stock Option Plan, the Restricted Stock Plan and any other employee benefit plans which may be established by the Company.

         The Company's compensation program is designed to achieve both short-term and long-term objectives, balancing compensation to reward past performance and, consistent with the Company's growth philosophy, to provide incentives for superior performance over the long term. The Compensation Committee works with management to design compensation structures which will best serve these goals. The Compensation Committee utilizes base salary, cash bonuses, incentive stock plans and other performance-based compensation as part of its programs.

         Changes to Executive Compensation. With the employment agreements of Messrs. Wolfe and Halpert set to expire in fiscal year 1999, the Compensation Committee asked a nationally recognized consulting firm with experience in the real estate investment trust industry (the "Consultant") to assist the
Compensation Committee by reviewing the compensation of the Chief Executive Officer and Chairman of the Company. The Consultant made recommendations to the Compensation Committee relating to overall compensation philosophy, appropriate base salary, short-term and long-term compensation plans and appropriate goals and targets for the continued employment of Messrs. Halpert and Wolfe.

         In March, 1998, based upon the Consultant's recommendations and the Compensation Committee's review of the anticipated effect which such proposed changes would have upon the Company's financial performance, the Compensation Committee determined that it was appropriate and in the best interests of the Company to (i) extend the terms of the employment agreements until June 30, 2002 for Mr. Wolfe and until December 31, 2002 for Mr. Halpert; (ii) amend each of Messrs. Halpert's and Wolfe's employment agreements to increase the annual base salary from $250,000 to $300,000 for calendar year 1998 and $400,000 for calendar year 2000, and to provide for annual incentive bonuses based on performance criteria (see Proposal 5 herein); (iii) grant to each of Messrs. Halpert and Wolfe on January 1, 2000 awards of options to purchase 250,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on January 1, 2000, with one-third of such options to become exercisable on each of the first, second and third anniversaries of January 1, 2000 (see "Employment Agreements"); (iv) grant each of Messrs. Halpert and Wolfe 150,000 shares of restricted stock on January 1, 2000, under the Restricted Stock Plan, which awards are subject to vesting over the three-year period thereafter (see Proposal 3 herein); and (v) provide for the possible grant to each of Messrs. Halpert and Wolfe of up to 25,000 shares of Contingent Stock on each of March 31, 2001, 2002 and 2003 based on the Company's attainment of performance goals during the preceding fiscal year (see Proposal 4 herein).

         Compensation of the Chairman and the Chief Executive Officer. Amounts earned during 1997 by Messrs. Wolfe and Halpert, the Chief Executive Officer and Chairman of the Company, respectively, are shown in the Summary Compensation Table. The Compensation Committee believes that the annual base salaries for Messrs. Wolfe and Halpert, as will be adjusted pursuant to their amended employment agreements, are appropriate and are reflective of industry practices of other similar public real estate investment trusts. The maximum bonus payable under each of Messrs. Wolfe's and Halpert's employment agreements is 100% of annual base salary and the target bonus payable under their employment agreements is 50% of their annual base salaries, and such bonuses are to be determined based on the achievement of specified criteria. After reviewing the performance-based criteria for fiscal year 1997 (all of which exceeded the target levels), the Compensation Committee awarded to each of Messrs. Wolfe and Halpert as a bonus for the period January 1, 1997 to December 31, 1997: a cash bonus of $125,000 and a grant on March 13, 1998 of $125,000 of Restricted Stock, based on the fair market value of a share of Common Stock on such date (4,750 shares each). Such shares of Restricted Stock vest, and the restrictions applicable thereto lapse, in equal one-third installments on each of the first three anniversaries of the date of grant, subject to the executive's continued employment with the Company on such date. In addition, after reviewing the performance-based criteria for fiscal year 1997 (which exceeded the target levels), the Compensation Committee granted to each of Messrs. Wolfe and Halpert 5,000 shares of Contingent Stock pursuant to the 1996 Contingent Stock Agreements. The Compensation Committee believes that the future Restricted Stock grants and Contingent Stock awards provided under the Amended Employment Agreements will combine to be an effective method of aligning Messrs. Wolfe's and Halpert's interests with those of the Company's stockholders and for rewarding them appropriately for their services as Chief Executive Officer and Chairman of the Company, respectively.

         Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") provides that income tax deductions of publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee which conforms to certain restrictive conditions stated under the Code and related regulations.

         The Company is submitting the Contingent Stock Awards and the Annual Incentive Bonus Program to the stockholders in order to satisfy the stockholder approval requirements of Section 162(m). The Company intends to comply with other requirements of the performance-based compensation exclusion under Section 162(m), including requirements governing the administration of the Contingent Stock Awards and the Annual Incentive Bonus Program, so that the deductibility of such compensation paid to top executives thereunder is not expected to be disallowed. It is the Company's policy to take account of the implications of
Section 162(m) among all factors reviewed in making compensation decisions. The Amended and Restated Stock Option Plan permits the grant of options intended to qualify as "performance-based compensation" exempt from application of the
Section 162(m) limitation. Furthermore, the Annual Incentive Bonuses have been amended to permit payment of bonuses to so qualify (subject to stockholder approval) and the Contingent Stock Awards have been established to so qualify (again, subject to stockholder approval). The Company expects that it will not be denied any deduction under Section 162(m) for compensation paid during its taxable year ended December 31, 1997, although it is possible that in some future year some portion of the compensation paid to a Company executive will not be tax deductible under Section 162(m).


Date: March 30, 1998                             STANLEY T. BURNS (CHAIRMAN)
                                                 MATTHEW J. HART
                                                 WILLIAM M. RUSSELL
                                                 HEYWOOD WILANSKY

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Messrs. Halpert, Wolfe and Zimmerman are owners, together with two other individuals, of the sole general partner of FW Realty Limited Partnership, which is a general partner in the Mid-Atlantic Centers Limited Partnership (the "MAC Partnership"). The MAC Partnership owns three properties managed by FWM (during 1997, the MAC Partnership owned up to 10 properties). During the fiscal year ended December 31, 1997, the MAC Partnership paid management fees of approximately $253,000 to FWM.

         Messrs. Halpert, Wolfe and Zimmerman each hold a minority ownership interest in an office building for which FWM provides management and leasing services. During the fiscal year ended December 31, 1997, the partnership which owns the office building paid management and leasing fees of $30,000 to FWM.

         All of the voting common stock of FWM is owned by Messrs. Halpert, Wolfe and Zimmerman, which enables them to control the election of the board of directors of FWM. The Operating Partnership owns all of the non-voting preferred stock of FWM, which is generally entitled to dividends equal to 99% of the net cash flow of FWM. Messrs. Halpert and Wolfe have a right of first refusal with respect to the remaining capital stock of FWM. During the fiscal year ended December 31, 1997, the Company paid advisory, leasing and management fees of approximately $3,687,000 to FWM.

         First Washington Management, Inc. ("FWM") is considering a proposed transaction transferring its sales brokerage business currently conducted through its wholly-owned subsidiary First Capital Realty, Inc. ("FCR") to LZ Realty, Inc., a Maryland corporation controlled by Lester Zimmerman, a director of the Company. FCR has provided sales brokerage services since 1984 and is operated by Lester Zimmerman. The proposed transaction would transfer substantially all the assets of FCR (consisting primarily of commission and listing agreements) to LZ Realty, Inc. for an interest-free, three year promissory note equal to approximately $300,000, payable in monthly installments and guaranteed by Mr. Zimmerman. Furthermore, FWM will provide LZ Realty for at least two years a line of credit up to $350,000 (guaranteed by Mr. Zimmerman) with a variable interest rate equal to FWM's borrowing rate and certain other reimbursable administrative services (such as accounting services and shared office space) in exchange for a portion of LZ Realty's profits during the term of the line of credit. By consummating this transaction, FWM intends to eliminate the volatility of the income stream generated by the sales brokerage business. Both FWM and FCR believe that it is in the best interest of the respective companies to consummate this transaction.

         The Company has paid legal fees in excess of $60,000 during 1997 to the law firm of Latham & Watkins. William J. Wolfe's brother, Scott N. Wolfe, is a partner of Latham & Watkins.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directors, officers and beneficial owners of 10 percent or more of the Company's Common Stock and Preferred Stock ("Reporting Persons") are required to report to the SEC on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of the Company's Common Stock or Preferred Stock. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 1997 fiscal year, which came to the Company's attention based on a review of the applicable filings required by the SEC to report such status as an officer or director or such changes in beneficial ownership as submitted to the Company.

         Based solely on its review of such forms received by it or representations that no such reports were required, the Company believes that during the fiscal year ending December 31, 1997 its executive officers, directors and beneficial owners of more than ten percent of the Company's Common Stock or Preferred Stock complied with the requirements of Section 16(a).

                                   PROPOSAL 2
                       AMENDMENT OF THE STOCK OPTION PLAN

         At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon a proposal to amend the 1994 Stock Option Plan for Officers, Directors and Key Employees of First Washington Realty Trust, Inc., First Washington Realty Limited Partnership and First Washington Management, Inc. (the "Stock Option Plan") described herein. The Stock Option Plan was originally adopted by the Company's Board of Directors and approved by the Company's stockholders in June, 1994, and an amendment was approved by the stockholders in May, 1997. An amended and restated Stock Option Plan was adopted by the Company's Board of Directors in March, 1998.

         The following description of the Stock Option Plan is qualified in its entirety by reference to the amended and restated Stock Option Plan. Copies of the amended and restated Stock Option Plan will be available at the Meeting and can also be obtained by making a written request of the Company's Secretary.

         The principal purposes of the Stock Option Plan are to provide additional incentives for directors, executive officers and other key employees of the Company, the Operating Partnership and FWM, to further the growth, development and financial success of the Company, and to obtain and retain the services of such directors, executive officers and other key employees essential to the long range success of the Company.

         The shares available under the Stock Option Plan may be either previously unissued shares or issued shares which have been repurchased by the Company and may be equity securities of the Company other than Common Stock. The Stock Option Plan provides for appropriate adjustments in the number and kind of shares subject to the Stock Option Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations.

         If any portion of a stock option or other award terminates or lapses unexercised, or is canceled without having been fully exercised, the shares which were subject to the unexercised portion of such option or other award will continue to be available for issuance under the Stock Option Plan.

         The Stock Option Plan is administered by the Compensation Committee of the Board of Directors (or the Board in the case of options granted to members of the Board who are Independent Directors). The Compensation Committee consists of at least two Independent Directors, each of whom is a "non-employee director" as defined by Rule 16b-3 of the Exchange Act and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Presently, there are four members of the Compensation Committee.

         The Compensation Committee is authorized to select from among the eligible employees of the Company, the Operating Partnership and FWM the individuals to whom options are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the Stock Option Plan. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Stock Option Plan. Non-qualified stock options shall be granted to Independent Directors in accordance with the formula set forth in the Stock Option Plan, and, subject to stockholder approval as provided herein, discretionary grants up to 5,000 shares may be made annually to each Independent Director as determined by the full Board; provided, however, that the exercise price of all options granted to Independent Directors shall be the fair market value of a share of Common Stock on the date of grant.

         The Stock Option Plan also authorizes the Compensation Committee to delegate to the Chief Financial Officer or the Chief Executive Officer of the Company, or both, any or all of the administrative duties and authority of the Compensation Committee under the Stock Option Plan, including the authority to make grants of options under the Plan other than to "Section 16 Persons" or "Section 162(m) Participants" (each as defined in the Stock Option Plan), consistent with an approved program authorized by the Compensation Committee and specifying the maximum aggregate number of shares for which grants may be made pursuant to such program.

         The Company has issued to certain officers and key employees of the Company, the Operating Partnership and FWM options to purchase, in each case subject to the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit (as such terms are defined in the Company's Charter), an aggregate of 481,964 shares of Common Stock pursuant to the Stock Option Plan. The Named Executive Officers received options for 383,210 shares of Common Stock (see also "Executive Compensation -- Stock Option Grants Table" above), and the Company issued to other employees (as a group) options to purchase 98,754 shares of Common Stock.

         The Company has also granted a total of 26,000 options to Independent Directors (16,000 shares subject to stockholder approval) as set forth under Director Compensation.

         The exercise or purchase price for all options to acquire Common Stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Compensation Committee, be paid in whole or in part in Common Stock of the Company owned by the optionee and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares so to be purchased, by other lawful consideration including services rendered or by surrender of shares to be issued under presently exercisable options.

         Amendments of the Stock Option Plan to increase the number of shares as to which options may be granted (except for adjustments resulting from any stock splits, reorganization, merger, consolidation, recapitalization, reclassification or stock dividend or other extraordinary corporate events), to materially modify eligibility requirements under the Stock Option Plan, to reduce the minimum option price requirements, to materially increase benefits accruing to Independent Directors under the Stock Option Plan, to extend the period during which options may be granted or to otherwise materially increase the benefits accruing to participants under the Stock Option Plan require the approval of the Company's stockholders. In all other respects the Stock Option Plan can be amended, modified, suspended or terminated by the Board. Amendments of the Stock Option Plan will not, without the consent of the participant, affect such person's rights under an award previously granted, unless the award itself otherwise expressly so provides. No termination date is specified for the Stock Option Plan.

         Options granted under the Stock Option Plan may provide for their termination upon dissolution or liquidation of the Company, the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company's assets, or the acquisition by another corporation of 80% or more of the Company's then outstanding voting stock; but in such event the Compensation Committee (or the Board in the case of options granted to members of the Board who are Independent Directors) may also give optionees and other grantees the right to exercise their outstanding options or rights in full during some period prior to such event, even though the options or rights have not yet become fully exercisable.

         In consideration of the granting of a stock option, each employee and each director must agree in the written agreement embodying such award to remain in the employ or remain as a director, respectively, of the Company or a subsidiary of the Company, the Operating Partnership or FWM for at least one year after the award is granted.

         Subject to the respective option agreements, unless otherwise specified in writing, stock options cannot be exercised after one year from the date the optionee's employment terminates by reason of death or disability, nor more than three months after termination of employment for any reason other than death or disability.

         No option or other right granted under the Stock Option Plan may be assigned or transferred by the optionee, except by will or the laws of intestate succession. During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder or his guardian or legal representative.

         The Company requires participants to discharge withholding tax obligations in connection with the exercise of an option granted under the Stock Option Plan, as a condition to the issuance or delivery of stock or payment of other compensation pursuant thereto. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other awards, subject to the discretion of the Compensation Committee to disapprove such use.

Federal Income Tax Consequences

         The tax consequences of the Stock Option Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the Stock Option Plan, and is intended for general information only. The discussion is based on the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. State and local income taxes are not discussed and may vary from locality to locality.

         Non-qualified Stock Options. For federal income tax purposes, assuming the option is not issued at an exercise price below market value, the recipient of non-qualified stock options granted under the Stock Option Plan generally will not recognize taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of a non-qualified stock option the optionee will recognize ordinary income, and the Company (or other employer) will be entitled to a deduction (subject to the limits of Section 162(m) of the Code which limits the deductibility of certain compensation in excess of $1,000,000 and the limits of Section 280G of the Code which limits the deductability of certain "parachute payments" paid in connection with a "change in control"), in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. An optionee's basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the non-qualified stock option.

         The tax consequences resulting from the exercise of a non-qualified stock option through delivery of already owned shares of Common Stock are not completely certain. In published rulings, the Internal Revenue Service has taken the position that, to the extent an equivalent value of shares is acquired upon such exercise, an optionee will recognize no gain and the optionee's basis in the shares acquired upon such exercise will be equal to the optionee's basis in the surrendered shares, that any additional shares acquired upon such exercise will be compensation to the optionee taxable under the rules described above and that the optionee's basis in any such additional shares will be their then fair market value.

         Incentive Stock Options. There is no taxable income to an optionee when an incentive stock option is granted to him or when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of tax preference" for the optionee. Gain realized by an optionee upon the sale of stock issued on exercise of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. If the shares are disposed of before the expiration of these one-year or two-year periods, the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates; the balance of the gain, if any, will be taxed as capital gain. If the shares are disposed of before the expiration of these one-year or two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the employee's ordinary income is limited to the amount realized less the option exercise price paid. The Company (or other employer) will be entitled to a deduction (subject to Section 162(m) of the Code) to the extent the employee must recognize ordinary income. An incentive stock option exercised more than three months after an optionee's retirement from employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. The Company (or other employer) will be entitled to a tax deduction (subject to Sections 162(m) and 280G of the Code) equal to the ordinary income, if any, realized by the optionee.

         The tax consequences resulting from exercise of an incentive stock option through delivery of already-owned shares of Common Stock are not completely certain. In published rulings and proposed regulations, the Internal Revenue Service has taken the position that generally the optionee will recognize no income upon such stock-for-stock exercise (subject to the discussion above), that to the extent an equivalent number of shares is acquired, the optionee's basis in the shares acquired upon such exercise is equal to the employee's basis in the surrendered shares increased by any compensation income recognized by the optionee, that the optionee's basis in any additional shares acquired upon such exercise is zero and that any sale or other disposition of the acquired shares within the one-year or two-year periods described above will be viewed as a disposition of the shares with the lowest basis first.

Proposed Amendments to the Stock Option Plan

         A total of 796,691 shares of Common Stock are currently reserved for issuance under the Stock Option Plan, subject to certain adjustments in the Company's Common Stock or other extraordinary corporate events. The Board of Directors recommends an amendment to the Stock Option Plan to increase the number of shares available for issuance under the Stock Option Plan by 500,000 shares, for a total of 1,296,691 shares.

         As of March 31, 1998, options to purchase an aggregate of 481,964 shares of Common Stock had been granted under the Stock Option Plan. Accordingly, only 314,727 shares of Common Stock are available for the issuance of new stock options. The Board of Directors believes that increasing the number of shares available for issuance under the Stock Option Plan is necessary in order for the Board of Directors to have sufficient flexibility to carry out its responsibilities to (i) further the growth, development and financial success of the Company by providing additional incentives to its directors, executive officers and other key employees, and (ii) enable the Company to obtain and retain the services of such directors, executive officers and other key employees considered essential to the long-range success of the Company.

         Additionally, the Board has determined that it is appropriate to grant options to Independent Directors other than upon their initial election, and thus has adopted a program for providing grants of up to 5,000 shares of Common Stock to each Independent Director each year, as determined by the full Board, on the first day of the first month following the annual stockholders meeting. In accordance with this change, the full Board approved, subject to stockholder approval, a grant of options to purchase 4,000 shares of Common Stock to each Independent Director serving on June 1, 1997, in part to provide increased compensation to Independent Directors without increasing retainer fees. The Board believes that this amendment to the Stock Option Plan (including approval of the Options granted June 1, 1997) will assist the Company in attracting and retaining Independent Directors of superior ability and will align their interests with those of the Company's stockholders.

Vote Required; Recommendation of the Board of Directors

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the amendments to the Stock Option Plan. Abstentions will have the same effect as votes against the amendments to the Stock Option Plan, and "broker non-votes" will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote. The Board of Directors unanimously recommends that stockholders vote FOR approval of the amendments to the Stock Option Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy cards.

                                   PROPOSAL 3
                       AMENDMENT OF RESTRICTED STOCK PLAN

         At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon a proposal to amend the First Washington Realty Trust, Inc. Restricted Stock Plan (the "Restricted Stock Plan") described herein. The Restricted Stock Plan was adopted by the Company's Board of Directors on April 1, 1996, and approved by the stockholders in May, 1996. The Board approved an amendment of the Restricted Stock Plan in March, 1998. The principal features of the Restricted Stock Plan are summarized below, but the description is qualified in its entirety by reference to the Plan itself.

         The following description of the Restricted Stock Plan is qualified in its entirety by the amended Restricted Stock Plan. Copies of the amended Restricted Stock Plan will be available at the Meeting and can also be obtained by making a written request of the Company's Secretary.

         The general purpose of the Restricted Stock Plan is to further the growth, development and financial success of the Company by providing additional incentives to certain of its employees, and to enable the Company to obtain and retain the services of the type of officers considered essential to the long-range success of the Company.

         Any employee of the Company selected from time to time by the Committee, acting in its discretion, may participate in the Restricted Stock Plan.

         The Restricted Stock Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of at least two Independent Directors, each of whom is a "non-employee director" as defined by Rule 16b-3 of the Exchange Act and an "outside director" for purposes of
Section 162(m) of the Code. Presently, there are four members of the Committee.

         The  Committee  is  authorized  to  determine  (i) which  officers  and employees of the Company, or any corporation which is then a parent or subsidiary corporation, should be issued Restricted Stock, (ii) the number of shares of Restricted Stock to be issued to such officers and employees, and
(iii) the terms and conditions applicable to such Restricted Stock, consistent with the Restricted Stock Plan. Restricted Stock issued under the Restricted Stock Plan is subject to such restrictions as the Committee may provide in the terms of each individual restricted stock agreement; provided, however, that the Committee may remove any or all of such restrictions after issuance of the Restricted Stock and that all such restrictions shall expire in any event within ten years of the date of grant. In connection with the Amended Employment Agreements, 150,000 shares of Common Stock will be sold to each of Messrs. Halpert and Wolfe on January 1, 2000, at a purchase price equal to the par value ($.01 per share) of the Common Stock, subject to the restrictions on vesting described below. Such shares of Restricted Stock shall vest, and all restrictions with respect to such shares shall expire, in accordance with the schedule set forth below.

                                          Number of          Aggregate Number of
            Vesting Date                Vested Shares           Vested Shares
            ------------                -------------           -------------
            January 1, 2001                 25,000                 25,000
            January 1, 2002                 50,000                 75,000
            January 1, 2003                 75,000                150,000

         The unvested Restricted Stock is subject to reacquisition by the Company if the employee-employer relationship between the executive and the Company is terminated by the Company with "cause," or is terminated by the employee other than: (i) with "good reason;" (ii) with good reason and after a "change of control"; (iii) for reasons due to death or disability; or (iv) due to the fact that the employment agreement expires and is not renewed. The Restricted Stock Agreements also provide that all shares of Restricted Stock vest if the employee-employer relationship between the executive and the Company is terminated by the Company without cause, by the employee due to death or disability, by the employee for good reason or after a change of control, or due to the fact that the employment agreement has expired and is not renewed. Messrs. Halpert and Wolfe will have voting rights and will receive dividends prior to the time when the restrictions on the Restricted Stock lapse.

         Restricted Stock may be transferred only by will or by the laws of descent and distribution.

         If the outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of reorganization, merger, consolidation, recapitalization, reclassification, or the number of shares is increased or decreased by reason of a stock split, reverse stock split, stock dividend, combination or reclassification of shares or otherwise, the Committee will make an appropriate adjustment in the number and kind of outstanding shares of Restricted Stock and in the number and kind of shares which may be issued. Upon the merger or consolidation of the Company with or into another corporation, the acquisition by another corporation or person (excluding any employee benefit plan of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company) of all or substantially all of the Company's assets or 51% or more of the Company's then outstanding voting stock, or the liquidation or dissolution of the Company, the Committee may provide by resolution adopted prior to such event that, at some time prior to the effective date of such event, the restrictions imposed under the Restricted Stock Agreement upon some or all shares of Restricted Stock shall immediately expire and/or that some or all of such shares shall cease to be subject to reacquisition by the Company.

         The Restricted Stock Plan expires on March 31, 2006, unless sooner terminated by the Board of Directors. The Board of Directors may at any time amend or otherwise modify, suspend or terminate the Restricted Stock Plan, provided that no such action shall deprive a Restricted Stockholder, without his or her consent, of any Restricted Stock previously granted pursuant to the Restricted Stock Plan or of any of the Restricted Stockholder's rights under any Restricted Stock theretofore issued.

         Federal Income Tax Consequences. The following discussion is a general summary of the material federal income tax consequences to participants in the Restricted Stock Plan. The discussion is based on the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. State and local income taxes are not discussed and may vary from locality to locality.

         Generally, an officer or employee to whom Restricted Stock is issued will not have taxable income upon issuance and the Company will not then be entitled to a deduction, unless an election is made under Section 83(b) of the Code. However, when restrictions on shares of Restricted Stock lapse, such that shares are no longer subject to repurchase by the Company, the employee will generally recognize ordinary income and the Company will be entitled to a deduction in an amount equal to the fair market value of the shares at the date such restrictions lapse, less the purchase price therefor, if any. If an election is made under Section 83(b) of the Code (a "Section 83(b) Election"), the employee will recognize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price therefor and the Company will be entitled to a deduction in the same amount.

         Benefits of Restricted Stock Agreements. The following table sets forth the shares of Common Stock that certain groups will receive if the amendment to the Restricted Stock Plan is approved by the Company's stockholders at the meeting.

                                                                   Number of
                                                                     Shares
                                                   Dollar          of Common
Name and Position                                  Value             Stock
-----------------                                  -----             ------
Stuart D. Halpert............................       (1)              150,000
William J. Wolfe.............................       (1)              150,000
                                                                     =======
Executive Group..............................       (1)              300,000(2)
Non-Executive Director Group.................        --                   --
Non-Executive Officer Employee Group.........        --                   --

--------------

(1)  The dollar value of the  Restricted  Stock granted  depends upon the future
     market  price  of  the  Common  Stock  and   therefore  is  not   presently
     determinable.

(2)  Comprised  of 150,000  shares for Mr.  Halpert and  150,000  shares for Mr.
     Wolfe.

Proposed Amendments to the Restricted Stock Plan

         A total of 128,400 shares of Common Stock was originally reserved for issuance under the Restricted Stock Plan. As of March 31, 1998, 109,892 shares of Restricted Stock had been granted under the Restricted Stock Plan. Accordingly, only 18,508 shares of Common Stock are available for issuance. The Board of Directors recommends an amendment to the Restricted Stock Plan to increase the number of shares available for issuance under the Restricted Stock Plan by 350,000 shares, for a total of 368,508 shares.

         The Board of Directors believes that increasing the number of shares available for issuance under the Restricted Stock Plan is necessary in order for the Board of Directors to have sufficient flexibility to carry out its responsibilities to (i) further the growth, development and financial success of the Company by providing additional incentives to its executive officers and other key employees, and (ii) enable the Company to obtain and retain the services of such executive officers and other key employees considered essential to the long-range success of the Company.

Vote Required; Recommendation of the Board of Directors

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the amendment to the Restricted Stock Plan. Abstentions will have the same effect as votes against the amendment to the Restricted Stock Plan, and "broker non-vote" will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote. The Board of Directors unanimously recommends that the stockholders vote FOR approval of the amendment of the Restricted Stock Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on their Proxy cards.

                                   PROPOSAL 4
                    AMENDMENT OF CONTINGENT STOCK AGREEMENTS

         At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon a proposal to amend the existing, performance-based Contingent Stock Agreements between the Company and each of Messrs. Halpert and Wolfe in connection with the Amended Employment Agreements. The Contingent Stock Agreements were originally adopted by the Company's Board of Directors in April, 1996 and approved by the Stockholders in May, 1996. The Board approved an amendment to the Contingent Stock Agreements in March, 1998.

         The following description of the Contingent Stock Awards is qualified in its entirety by reference to the amended Contingent Stock Agreements. Copies of the amended Contingent Stock Agreements will be available at the Meeting and can also be obtained by making a written request to the Company's Secretary.

         As discussed above,  one component of the Company's  senior  management compensation arrangements includes Contingent Stock, awarded upon the achievement of specified performance objectives. The current Contingent Stock Agreements between the Company and Messrs. Halpert and Wolfe provide for grants of up to 30,000 shares to each for the period ending December 31, 1999. In connection with the March 1998 amendments to the employment agreements, the Compensation Committee has recommended and the Board has approved further grants of Contingent Stock to Messrs. Halpert and Wolfe (subject to their continued employment on the date of grant, based on performance during the three year period beginning January 1, 2000 (the "Contingent Stock Awards").

         As part of the compensation payable to Messrs. Halpert and Wolfe during the period for which their employment agreements have been extended (2000-2002), the Board has approved, subject to stockholder approval, the Contingent Stock Awards, a performance-based stock incentive program under which Messrs. Halpert and Wolfe are eligible to receive shares of Common Stock. The Contingent Stock Awards represent a component of stock compensation that the Board believes has been and will continue to be an important incentive for senior management and that is consistent with the compensation philosophy of the Company that has been in effect for several years. The Contingent Stock Awards have been adopted and are being submitted to the Company's stockholders for approval so that amounts payable as Contingent Stock Awards are fully deductible for federal income tax purposes. The Contingent Stock Awards and the performance objectives applicable thereto are subject to stockholder approval before any Common Stock will be paid thereunder.

         The Contingent Stock Awards will be administered by the Compensation Committee, which has the sole discretion and authority to administer and interpret the Contingent Stock Agreements. Awards will be based upon the attainment of performance objectives established by the Compensation Committee and related to one or more of the following Company performance criteria: funds from operations; total return (measured as the sum of the annual dividend plus increases in the market price of the Common Stock); portfolio growth (measured as increases in the aggregate value of the real property in the Company's portfolio, based upon the original cost of such property); stock price; operating income; cost reductions and savings; and earnings before any one or more of the following: interest, taxes, depreciation or amortization. Each of Messrs. Halpert and Wolfe will be eligible to receive 25,000 shares of Common Stock on each March 31, 2001 through 2003, based on the Company's attainment of performance goals during the preceding fiscal year.

         The Contingent Stock Awards are designed to ensure that Common Stock paid thereunder is deductible by the Company, without limit under Section 162(m) of the Code. Section 162(m), which was added to the Code in 1993, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any taxable year with respect to each "covered employee" within the meaning of Section 162(m). However, certain performance-based compensation is not subject to the deduction limit. The Contingent Stock Awards are designed to provide performance-based compensation that is not subject to this limitation.

         Contingent Stock Awards will be made to Messrs. Halpert and Wolfe based upon formulas that tie in the award of Common Stock to one or more objective performance standards, adopted in each year 2000 through 2002 no later than the latest time permitted by Section 162(m) of the Code (generally, no later than 90 days after the commencement of the performance period). No Contingent Stock Awards will be made unless and until the Compensation Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Section 162(m) of the Code; and, although the Compensation Committee may in its sole discretion reduce the amount of an award, the Compensation Committee has no discretion to increase the number of shares of Common Stock awarded to each of Messrs. Halpert and Wolfe above 25,000 in any one year.

         Consistent with the Amended Employment Agreements, the effective date of the Contingent Stock Agreements is April 1, 1998, although the first performance period begins January 1, 2000 and no awards may be made until March 31, 2001.

         In addition, all shares of Contingent Stock shall be immediately granted if the employee-employer relationship between either of Messrs. Halpert or Wolfe and the Company is terminated by the Company without cause, by the employee due to death or disability, by the employee with good reason after a change of control, or due to the fact that the employment agreement has expired and is not renewed and, in each case, the performance targets are met.

         Federal Income Tax Consequences. The following discussion is a general summary of a material federal income tax consequences under the Contingent Stock Agreements. This discussion is based on the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. Also, state and local income taxes are not discussed and may vary from locality to locality.

         When the Contingent Stock vests and is issued to the employee, the employee will realize ordinary income and the Company will be entitled to a deduction in the amount equal to the fair market value of the shares at the date of issuance. The Code does not permit a Section 83(b) Election to be made with respect to Contingent Stock.

         Benefits of Contingent Stock Agreements. Messrs. Halpert and Wolfe are the only recipients of Common Stock under the amended Contingent Stock Agreements (if approved by the Company's stockholders at the Annual Meeting), and each is entitled to the possible grant of up to 25,000 shares during each year of the three year extended employment term provided that certain performance goals are attained by the Company during the preceding fiscal year. The dollar value of the shares of Contingent Stock to be granted depends upon the future market price of the Common Stock and therefore is not presently determinable. Accordingly, no Benefits Table is provided.

         The Board believes the possibility of the grant of Contingent Stock Awards will provide a continued incentive for superior work and motivate senior management toward even higher achievement and business results during the period of their extended employment. The Board also believes the Contingent Stock Awards will further tie senior management's goals and interests to those of the Company and its stockholders (as such compensation has done in the past), and will enable the Company to retain its highly qualified senior executives.

Vote Required; Recommendation of the Board of Directors

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the amendments to the Contingent Stock Agreements. Abstentions will have the same effect as votes against the amendments to the Contingent Stock Agreements, and "broker non-votes" will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote. The Board of Directors unanimously recommends a vote FOR approval of the amendments to the Contingent Stock Agreements. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy cards.

                                   PROPOSAL 5
                   AMENDMENT OF ANNUAL INCENTIVE BONUS PROGRAM
                  CONTAINED IN EXECUTIVE EMPLOYMENT AGREEMENTS

         At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon a proposal to amend the current performance-based annual incentive bonus program for senior management in connection with the Amended Employment Agreements for Messrs. Halpert and Wolfe.

         The following description of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan itself. Copies of the Incentive Plan will be available at the Meeting and can also be obtained by making written request to the Company's Secretary.

         As discussed above, another integral part of the Company's senior management compensation program includes annual incentive bonuses as determined by the Compensation Committee each year based upon the achievement of certain performance goals. The target bonus award is 50% of base salary, up to a maximum of 100% of base salary. In connection with the Amended Employment Agreements for Messrs. Halpert and Wolfe, the Board has amended the performance criteria for the annual bonus provisions of such agreements, effective January 1, 1999 (the "Incentive Plan"), and its seeking stockholder approval of the Incentive Plan and its performance criteria in order to qualify such payments as "performance-based compensation" under Code Section 162(m) so such payments are fully deductible for federal income tax purposes. The Incentive Plan and its performance goals are subject to stockholder approval before any bonuses thereunder will be paid.

         The Incentive Plan will be administered by the Compensation Committee, which will have the sole discretion and authority to administer and interpret the Incentive Plan. Bonuses will be paid under the Incentive Plan based upon the attainment of performance objectives established by the Compensation Committee each year and related to one or more of the following Company performance criteria: funds from operations; total return (measured as the sum of the annual dividend plus increases in the market price of the Common Stock); portfolio growth (measured as increases in the aggregate value of the real property in the Company's portfolio, based upon the original cost of such property); stock price; operating income; cost reductions and savings; and earnings before any one or more of the following: interest, taxes, depreciation or amortization.

         The actual amount of future bonus payments under the Incentive Plan is not presently determinable. However, the Incentive Plan provides that the maximum bonus shall not exceed 100% of base salary with respect to any fiscal year of the Company.

         The Incentive Plan is designed to ensure that annual bonuses paid thereunder to are deductible by the Company, without limit under Section 162(m) of the Code. Section 162(m), which was added to the Code in 1993, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any taxable year with respect to each "covered employee" within the meaning of Section 162(m). However, certain performance-based compensation is not subject to the deduction limit. The Incentive Plan is designed to provide this type of performance-based compensation to Messrs. Halpert and Wolfe.

         Bonuses will be based upon bonus formulas that tie the bonuses to one or more objective performance standards, adopted in each year by the Compensation Committee no later than the latest time permitted by Section 162(m) of the Code (generally, no later than 90 days after the commencement of the performance period). No bonuses will be paid unless and until the Compensation Committee makes a certification in writing with respect to the attainment of the objective performance standards as required by Section 162(m) of the Code; and, although the Compensation Committee may in its sole discretion reduce a bonus, the Compensation Committee has no discretion to increase the amount of a bonus beyond the stated maximum amounts.

         The effective date of the Incentive Plan is January 1, 1999, and the first performance period will be calendar year 1999.

         The Incentive Plan continues the present bonus arrangements that have been in place for Messrs. Halpert and Wolfe for several years, and, as revised, should insure that such payments continue to be deductible under the code without regard to Section 162(m) thereof.

Vote Required; Recommendation of the Board of Directors

         The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of the amendment to the Incentive Plan. Abstentions will have the same effect as votes against the amendment to the Incentive Plan, and "broker non-votes" will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote. The Board of Directors unanimously recommends a vote FOR approval of the amendment to the Incentive Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy cards.

                                   PROPOSAL 6
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The firm of Coopers & Lybrand, L.L.P., the Company's independent auditors for the fiscal year ending December 31, 1997, was appointed by the Board of Directors, upon the recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 1998, subject to ratification by the stockholders. There are no affiliations between the Company and Coopers & Lybrand, L.L.P., its partners, associates or employees, other than as pertain to its engagement as independent auditors for the Company in the previous year. Representatives of Coopers & Lybrand, L.L.P. are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

Vote Required; Recommendation of the Board of Directors

         The affirmative vote of the holders of a majority of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for approval of the ratification of Coopers & Lybrand, L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1998. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. The Board of Directors unanimously recommends a vote FOR ratification of the appointment of independent auditors set forth above. Proxies solicited by the Company will be so voted unless stockholders specify otherwise on the accompanying Proxy.

                                  OTHER MATTERS

         The Board of Directors is not aware of any other matter that is likely to come before the Annual Meeting. If other matters should properly come before the Annual Meeting, the persons named in the accompanying Proxy will vote all Proxies in their discretion.

Annual Report

         The Annual Report of the Company for the fiscal year ending December 31, 1997 is provided with this Proxy Statement to the stockholders of record as of the close of business on March 31, 1998. However, the Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

         Any stockholder who desires a copy of the Company's 1997 Annual Report on Form 10-K filed with the Securities and Exchange Commission may obtain a copy (including exhibits) without charge by addressing a request to Jeffrey S.
Distenfeld, Secretary, First Washington Realty Trust, Inc., 4350 East West Highway, Suite 400, Bethesda, Maryland 20814.

Stockholders' Proposals

         Any proposal intended to be presented by a stockholder at the next annual meeting of stockholders must be received by the Company at its principal executive offices not later than December 15, 1998, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. In addition, the Bylaws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must generally be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        /s/  Jeffrey S. Distenfeld
                                        -----------------------------------
                                        JEFFREY S. DISTENFELD
                                        Senior Vice President and Secretary

Bethesda, Maryland
April 8, 1998

                      FIRST WASHINGTON REALTY TRUST, INC.

                                     PROXY

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned stockholder of First Washington Realty Trust, Inc., a Maryland corporation (the "Company"), revoking previous proxies, acknowledges the receipt of the Notice and Proxy Statement dated April 8, 1998 in connection with the Annual Meeting of Stockholders of the Company to be held at 11:00 a.m. on Friday, May 8, 1998 at The Hyatt Regency-Bethesda, One Bethesda Metro Center, Bethesda, MD 20814, and hereby appoints STUART D. HALPERT and WILLIAM J. WOLFE, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the meeting or any adjournment or postponement thereof, to cast all votes that the undersigned is entitled to cast upon all matters properly coming before the meeting or any adjournment or postponement thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned as if personally present at the meeting.


     INSTRUCTIONS: This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1, 2, 3, 4, 5 and 6.

                (Important - Please sign and date on other side)


                                                                     SEE REVERSE
                                                                        SIDE

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                      FIRST WASHINGTON REALTY TRUST, INC.

                                  May 8, 1998



                Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

A  [X]  Please mark your
        votes as in this
        example.

--------------------------------------------------------------------------------
 The Board of Directors recommends that you vote FOR Items 1, 2, 3, 4, 5 and 6, as more fully described in the accompanying Proxy Statement.
--------------------------------------------------------------------------------



                        FOR ALL     WITHHELD FROM
                        nominees     All nominees                                                        FOR   AGAINST  ABSTAIN
                        --------     ------------                                                        ---   -------  -------


1.  Election of the                                  2.  Proposal to amend Company's Stock Option
    following nominees    [ ]            [ ]             Plan to (i) increase the number of shares       [ ]      [ ]      [ ]
    as Directors:                                        available for issuance to officers, directors
                                                         and employees and (ii) permit discretionary
                                                         grants to Independent Directors each year.

Nominees: Lester Zimmerman and William M. Russell    3.  Proposal to amend Company's Restricted Stock
                                                         Plan to increase the number of shares available [ ]      [ ]      [ ]
FOR ALL EXCEPT vote withheld from                        for issuance to officers and employees.
the following nominee.
____________________________                         4.  Proposal to amend existing Contingent Stock
                                                         Agreements with senior management to provide    [ ]      [ ]      [ ]
                                                         for additional quantitative performance
                                                         standards for contingent grants of shares in
                                                         year 2001 and thereafter.

                                                     5.  Proposal to amend current annual incentive
                                                         bonus program for senior management to extend   [ ]      [ ]      [ ]
                                                         such program and provide for additional
                                                         quantitative performance standards.

                                                     6.  Ratification of Coopers & Lybrand L.L.P. as
                                                         auditors.                                       [ ]      [ ]      [ ]

                                                     7.  In the discretion of the proxy holder(s) on any other matter coming  before the Meeting or any postponement or adjournment thereof.


Signature(s)____________________________________________ Signature(s)_________________________________________ DATE_________________

Note:  Each joint  tenant should sign:  executors, administrators,  trustees, etc. should give full title and where more than one is named, a majority should sign.  Please read other side before signing.
